Exhibit (f)

CONSENT OF THE FEDERAL REPUBLIC OF GERMANY

On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in this Annual Report on Form 18-K of FMS Wertmanagement for the year ended December 31, 2018 and to the incorporation by reference of such information in the registration statement under Schedule B (No. 333-215186) of FMS Wertmanagement filed with the Securities and Exchange Commission of the United States of America.

October 21, 2019

By:	/s/ STEFAN DASKE
Name: Dr. Stefan Daske
Title: Ministerialrat